Final Transcript

KIT Digital Investor Update Conference Call

October 16, 2008/10:30 a.m. EDT

SPEAKERS

Kaleil Isaza Tuzman
Gavin Campion
Robin Smyth

PRESENTATION

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the KIT digital Investor Update conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. As a reminder, this conference is being recorded Thursday, October 16, 2008. I would now like to turn the conference over to our host, Kaleil Isaza Tuzman. Please go ahead.

K. Isaza Tuzman	Thank you, operator. I hope that the audio quality is alright here. This is Kaleil speaking. I am happy to be joined by my colleagues Gavin Campion and Robin Smyth who are on the phone with here with me. I am calling in from the MIPCOM Audiovisual Conference in Cannes, France. We’re on the trade floor here; it’s a bit noisy, so I apologize for that in advance.

Despite the market instability and general fear around the economy globally, we are experiencing extraordinary and positive times at the company. We have been meeting or exceeding the targets that we’ve communicated to you as investors throughout this year. And we want to continue the trend of being as open and transparent as the SEC allows us to be and to make sure that everybody that’s involved in KIT digital as an investor, as an employee or as a client knows that the lines of communication are always open.

As such, we wanted to touch bases very quickly with you on a couple of themes. We anticipate this call being no more than 25-30 minutes ideally. Number one, we feel we have now, through a combination of organic growth and acquisitions, selectively and accretively created the full-service IP-based video suite that we envisioned when we came on as new management in early January of this year. This is a full solution to partners in the media and publishing, automotive, financial services, consumer & packaged goods, and government verticals. Those are the verticals that we serve generically speaking, as a full-service A-to-Z solution provider in IP-based video that can provide ingestion, encoding and transcoding, storage, digital rights management, meta-tagging, streaming services, interface design and what we refer to as the more heavy-lifting side of the equation (which is increasingly important to customers around the world)—the ability to set up IP-based recording and editing suites and production studios, and the ability to broadcast into different types of devices like IPTV-enabled set-top boxes, game box devices and so forth.

So we’re a one-stop shop. We believe the days of companies being forced to go and spec out their own tech needs in this area and have to hire one provider for a video player and hire another for mobile-based syndication and publishing and hire another for a video-based digital asset management suite and hire another for a set- top box configuration and so for and what have you…this is yesterday. Those were the days when there was a fascination with the technology itself, as opposed to “how does the technology drive revenues and business for us?”.

And as Gavin has said on numerous times on these calls (and I’ll steal the language), we’re in the business of using IP-based video to connect our corporate customers with their clients, to connect corporate brands with their clients. So every one of our implementations, every one of our solutions, we expect to drive business and revenues and have a positive P&L impact for our clients. And that’s a very different attitude, I think, than a lot of companies have in this space who are vending technology often for technology’s sake.

So that’s the vision that we had coming into the company as new management early January. It’s a vision that we feel has now been executed from a product and team perspective. And now we’re looking forward at the next couple of quarters and beyond as a period of consolidating that team and product suite, realizing some additional synergies from the combinations of some of the assets that we’ve put together and, of course, driving business. And that’s what we’ve been doing here this week at the MIPCOM conference.

Specifically the combination with Visual Connection, the terrific European and Middle Eastern-focused IPTV company that we acquired on October 1st (as an effective date) this year really, has filled that out. And the Visual acquisition, as we said, we feel is clearly accretive and not only keeps us on track, but, in fact, accelerated slightly our crossover point into operating EBITDA-positive circumstances in this quarter—and we’ve long articulated to the market that was our goal.

So we feel good about that. We feel that the combination of the companies, which now puts us on a more balanced global footprint with revenues spread between the EMEA zone (Europe, Middle East, Africa—by the way, we lump South Asia into that zone as a coverage point, given that we’re headquartered in Dubai), the Asia Pacific zone (which would be everything from Bangladesh east through the Pacific Rim) and then, of course, the Americas. We’re more balanced from a revenue perspective. And it seems odd to say this as an American, but we see the Americas market really as a growth market for us. Today it only represents about 8% of revenues.

Despite the economic downturn, people are definitively watching more video on the Internet and more video on mobile devices everyday. And that’s really our business, so we feel comfortable that we will grow through this cycle.

On that point—growth through difficult times—generically speaking we would say that the potential decrease in marketing dollars (often the companies like ours work with CMOs and marketing departments) one would see we tend to see more in the branding area: large cost TV spots and radio and print type of advertising that probably constitutes 80% to 90% of advertising globally. We see a rotation into more measurable media, direct marketing, and of course Internet and mobile media—which are incredibly measurable based on who clicked through to certain ads, who viewed what, where they were coming (from on an IP address basis) and the demographic profile of that particular user or viewer.

So we often see a rotation into those segments. And ultimately if you are a CMO of a Fortune 500 company and you have to make a cut of $40 million advertising budget—maybe you’re spending $20 million or $30 million on TV, it’s going to be a lot easier to make cuts in those areas of traditional media than to look at cutting your maybe half million dollar new media budget. So we find the new media budgets are relatively well protected; in fact, as we said, these are areas of rotational growth even under difficult economic circumstances.

Also, as someone who lives and works out of Dubai and spends a lot of time in the Asian and European zones, I don’t mean to be too pithy with my comments, but news flash, the world is not going under. Leverage is being stripped out of economies globally. The most leveraged economies on the global stage are, of course, the United States and the United Kingdom. It does of course affect stock markets for many reasons and affects the availability of debt capital in all markets.

But at the end of the day, there are many economies on the global stage in which leverage plays a much smaller role commercially, namely places like China, places like the Middle East, often parts of Latin America that have gone through their own similar financial crises decades ago or years ago and are now as a result at much lower leverage ratios at the consumer level, at the corporate level, at the governmental level.

So we feel that theintrinsic growth in our sector is undeniable. To give you a flavor of this, we mentioned this specific data point before: there are more people that are added to a broadband connection on a daily basis in China than are added in North America—the United States and Canada—in months. So the growth is tremendous. In places like India, there are more people that are being added to a mobile phone account in India than are added to a mobile phone account in North America in months. So it’s an extraordinary global trend and those are markets that we’re exposed to and that we anticipate being more exposed to in the future.

In a moment, I’m going to my partner, Gavin, to discuss our go-to-market plan more specifically, and talk a little about our recent client wins and what we’re looking at in the fourth quarter. But I want to anticipate probably some of the questions that will arise by saying a few points. We’ve been very open in our most recent press releases about everything from our cash position to the specifics of the acquisitions we’ve done—filling them out, we hope, in relatively easy to understand terms.

We have a healthy cash position. We’re at a cash position of around $5 million in a company that is in an operating EBITDA positive framework. We are not looking currently at additional acquisitions. One can never say never, but that’s not our approach at this time. I would remind folks listening that in past calls, we have been open about the fact that we were looking at acquisitions, so we’re pretty open about when we are and we aren’t. We do think that this market is so dislocated, that some assets are at prices they shouldn’t be at and we do get a lot of phone calls; one can never say never, but it’s certainly not where we’re focused as business. We’re really in integration and growth mode.

In terms of third quarter, we’ve not finished up our numbers, so our accountants wouldn’t give me a green light to pre-announce. And that’s not something we’re in the practice of doing anyway. But I would tell you that given the circumstances around the world and given the pretty brutal foreign exchange movements as well (that had an impact on our third quarter numbers), we actually were able to maintain a very good level. It’s something on the order of flat versus our second quarter numbers, which is pretty good given our second numbers were about almost 80% above our internal management expectations.

The third quarter numbers are actually above our own management expectations. As we warned in the second quarter, we didn’t want people to expect the same growth rates on the gross revenue line as the Q1 to Q2 revenue movement.

Our EBITDA improved above where we expected it to and, I think, where analysts expected it to as well. So we’re looking at EBITDA improvements of about 30%-40% in the third quarter, which was in line with the trending that we promised to the market in terms of positive operating EBITDA in the fourth quarter.

I would also contextualize that we’ve been pretty disciplined as a management team at both the cost and revenue line. I don’t think you probably hear this very often, but actually when we look at acquisitions and look at our internal business, we will give up business that is not gross contribution positive. And we’re keen on realizing synergies in such a way that isn’t disruptive to existing clients’ service, but are clearly in line with our objective to be, perhaps the only (or one of the only) positive EBITDA (and we hope very soon positive-FCF) companies in this space.

And that does drive some decisions sometimes to even let go of a client if we do an acquisition—if we don’t feel like that the client relationship serves the best interest of the corporation. So I think in the context of that and the context of foreign exchange movements and the context of increasingly improved margins and EBITDA trend improvement, from our perspective we had an excellent third quarter.

So those are some answers to questions that we expect would come up. Gavin, I’ll pass it to you to drill in a little bit in terms of what we’re seeing in the market and our combined go-to-market plan.

G. Campion	Thanks, Kaleil. I was going to pick up on a couple of key points in there. I’m going to spend a few minutes just to put a little bit more detail about the Visual Connection acquisition and where that leads us. I’m going to flow that through into fleshing out some of the comments that Kaleil just made about Q3 and how we’re positioned and our general feeling moving forward.

I think the Visual Connection acquisition clearly positioned us the global leader in the IPTV industry and was the last piece of the puzzle, if you like, of our capabilities and the strategy we put forward earlier in the year. There’s a number of points that I would make around that both financially in terms of, I guess, our global footprint, our go-to-market strategy. The Visual Connection deal is immediately accretive. Visual Connection had revenues of $13 million and EBITDA of one million dollars through the year ending August 31, 2008. And so far for the fourth quarter of this year we’re looking at revenues in the $4 million range and EBITDA in the $300,000 range from Visual Connection.

I’d like to point out that these figures are exclusive of any revenue synergies through cross-selling, for example, which we believe is a clear and apparent opportunity. Neither does it include any cost saving synergies we could effect.

Also the deal is heavily skewed to forward performace incentives and equity, so I would say our interests or our motivations are highly aligned. In terms of our global footprint, we’re looking at $40 million to $45 million revenue on an annualized basis now, perhaps 400 plus clients in thirty countries around the world and a revenue split,which is well balanced and supports our “rest of the world” strategy—with 55% in EMEA region, 37% in Asia Pacific, and perhaps 8% from the Americas.

I think in terms of our go-to-market strategy with Visual Connection, it really completed and provided the last piece of our go-to-market strategy—our capability in building out and managing IPTV solutions. I think this is particularly important in developing regions where on occasion we’re actually not able to fulfill our strategic service in software services layers because the infrastructure and capability isn’t there on which to place it.

I think also it provides a gateway into and provides leadership in Europe, Central Europe and into Eastern Europe. Easter and Central Europe’s a market that’s growing perhaps three or four times faster than more mature markets in Europe, such as the U.K. I think it’s in alignment and clearly executes on the strategy that we set out to achieve and started here.

I think that something else I would say about Visual Connection is that culturally, we have a great fit and I do think that’s important when you bring companies together quickly. You may have picked up that we’re pretty fast-paced, make-it-happen, no-excuses, results-driven culture. I’m very pleased to say that the management team of Visual Connections has the same make-up and they are incredibly accountable for their actions.

So the focus now really moves as far Visual Connection is concerned onto the operational and technical integration, those cross-selling opportunities, (so that we can get revenue synergies) and penetrating new markets (particularly Eastern Europe) and other developing marketplaces.

Moving on a little bit, our general feeling is great with regards to Q1, Q2 and Q3 results from an EBITDA and maturity perspective. Our model is certainly resonating in the marketplace. We have some great wins. It’s a pleasure sending an all staff email with 16 new wins over the last six or eight weeks, four in the Americas alone. I think we sent a release about the Bennett Media relationship yesterday as well as TV2Moro and we recently won Cris Morena Group in Latin America. Latin America is really starting to pick up for us. We have a great team down there, a very knowledgeable and passionate team.

In Europe the mobile content syndication capability is really blossoming .for us and we’ve had some great wins with 12 deals there. We’re going to see significant, profitable revenue in this area into the next year. The Asia Pacific region, again, we’re picking up clients across the verticals. In the last six weeks, we’ve picked up a billion dollar real estate developer as a client for our IP video solution who probably will be going to mobile in the next year. CPA organization (certified public accounts), we’re providing video solutions to this group as well. We’re working frequently with Google, GE, the Department of Veteran Affairs in Australia—which excitingly was fully integrated with our latest acquisition of Morpheum and its content management system. Even in health and vegetarian food products—we’re providing video solutions into that category now. Again, great examples of wins across all our verticals.

I think I just touched on Morpheum. We’ve obviously gone through an integration process at a technical level and also at a sales level with the Morpheum CMS system which we purchased a couple of months ago. It’s great to see that we’re already picking up business that we probably couldn’t have won three months ago without the CMS capability. There are examples of that in Europe and in the U.S., perhaps most notably in Russia, were we have a great relationship building where we’ll be driving business for a long period of time.

I think in Q3, we were really focused on the integration process across the Kamera and Morpheum business, and it’s been thrilling to see that at the same time, we won a lot of business. I just wish I could report gross revenue increased in Q3, but we were also cutting certain areas and the revenue from new business obviously takes some time to flow through, which positions us well for Q4 and for next year. I think also with some early client relationships we’re in development phase and sometimes as you would expect, these tend to be lower margin phases of the relationships and the profits kick through next year. Excitingly, we’ve had a lot of disciplined cost management and realization of post-acquisition operational synergies and strong expense management. The integration synergies are really starting to kick through and probably haven’t impacted on Q3 too much, but will do so much more fully in Q4.

So I think the combination of our disciplined cost management and the model resonating in the marketplace (picking up clients in all regions), we’re perfectly placed and trending well towards the end of the year. In fact, our focus I think now is really move beyond trying to attain positive EBITDA and free cash flow (FCF) is now the phrase that we’re using around the business. That’s our immediate-term target. We want to get there as quickly as possible; we want to be running on our own fuel, I think is the phrase, obviously funding our own business moving forward.

I think that’s a summary as we view the Visual Connection deal and aa brief mention of all the new business wins over the last few weeks, over the last quarter. Thanks, Kaleil.

K. Isaza Tuzman	Thanks, Gavin. I would just close our prepared comments, so to speak, by making a couple of points. I know that some of you on this call would probably like us to be a little more communicative, put out a little bit more press releases, be on the road more and do more of these calls. We are trying to be better in this area. When we put out a release, we try to be as robust as possible with the information, sometimes overloading you. I hope you appreciate where that’s coming from. I know from conversations with some of you as investors, you have wanted me personally and me and Gavin to be out on the road talking to investors.

We’re not disrespectful of those requests. We are focused on the fundamentals. We want to be known as the management team in the space that delivers the results. We are free cash-flow focused. We believe from that comes lots of other strengths and there’s actually a possibility we’re FCF positive this quarter. It’s not a promise, it’s a possibility. And that was something that was never…we didn’t even conceive of in the beginning of the year. We knew we’d be able to get through to EBITDA positive and now, we’re even thinking about that next bogey.

That’s fairly remarkable, I think, especially when you factor in the fact that we are growing and that has implied working capital needs on a month-to-month basis just to manage A/R and payment cycle. And that’s the train that we’re on.

I also wanted to make clear that our goal is not to be the most successful small-cap company or OTCBB company in this industry. Our focus is not to be the largest company in our space in Europe or to be the largest company in our space in Asia/Pacific. Simply, we want to be the winner in this space. There were those that were laughing at us with that goal in mind back in the first quarter of this year when we assumed the management of the company…and the company was burning $2.5 million or $3 million on a monthly basis. It doesn’t seem so crazy anymore. We don’t know all the stats of the private companies in the space, like the BrightCoves and the Mavens and the FeedRooms and so forth, but we have a hunch that we may have the highest revenue level of any company in the space. And we have more than a hunch that we’ve got the best run-rate EBITDA line of any company in the space.

So our focus is to win in this market. We’ve gone a nontraditional path in that we’re focused on the international marketplace and in a lot of the emerging markets. We’re thankful we’ve taken that path. It’s been the right path to take from a growth perspective, from a client perspective. When we walk in and we meet even with a News Corp or an ABC Disney, they’re eyes are focused internationally in places like China and India and Eastern Europe and Latin America. And those are where our eyes are focused and where our feet are in the street are and no one else in our space can offer that.

So we’re quietly doing our business. We have our head down and we’re growing this business. We’re not going to put out a press release on every client that we win. And that’s because our clients decide when the press release is helpful to them. We’re a white label company and those promotions should only be done in such a way that are supportive to our clients. So that’s when we’ll do that at a trade conference or this sort of thing (MIPCOM) where it’s supportive for our client.

But we are open to communication. Our phone lines are open. Those of you who know us well know that’s true practically 24x7;we don’t sleep very much. I wanted to make sure that we gave you an opportunity right now to ask any questions that may be on your mind and also try to dispel any illusions. I’ve gotten some funny calls recently about where do we have our cash. Is it in a safe bank? Or I got one call about why didn’t we announce the net debt level in the Morpheum acquisition. Are we hiding the debt?

There are no skeletons in the closet, so we wanted to do a call and explain that. We didn’t announce the net debt position of the Morpheum acquisition because there was no debt. We have our cash in HSBC as our global banker. We use credible escrow agents and so forth and so on t(hat basically don’t make us much of a return, but I think that’s probably a fine answer in this market because it isn’t at risk). So that’s the spirit of getting on the call..and, operator, if you could open up for questions now, that would be great.

Moderator	Our first question comes from the Richard Fetyko with Merriman Curhan Ford. Please go ahead.

R. Fetyko	I have a couple of questions on the Visual acquisition. First of all, could you tell us how many clients they had? Secondly, I was just wondering, you mentioned some opportunities for cross-selling. Could you give us some more concrete examples of where do you think, which products do you think you could upsell into their client base or maybe from their solutions into your client base?

K. Isaza Tuzman	Sure. They have 200+ clients. The upselling on both sides is already occurring. From our perspective, Richard, we are upselling in the software and applications layer around the multi-point publishing tools, the KIT VX system and the video players into telco and content owners and utilities and health care and so forth—client categories that exist in Visual. From the video player perspective, some of those upsells may actually even occur earlier as the Visual team has been here at the booth at MIPCOM and Tomas Petru, Ladislav and Eva from the Visual team have been in a number of client meetings in which we’ve been pitching the overall IPTV solutions—ingestion and editing suite solutions as well. And for broadcasters or telcos that are already working with us, there’s a lot of need for that.

I think that the shift that we’re seeing globally between going from digital studios to true IP-based solutions is somewhat analogous to the shift from analog to digital that’s already been in train for a long while and it’s a rend that is not going to change, even through a tough economy. And IP-based systems for broadcasters is cheaper. It ultimately can be higher quality on a per-dollar basis. It’s interactive and it’s necessary with respect to new media. So those are the two directional cross-selling efforts going on right now.

R. Fetyko	Okay. Could you also speak to Visual’s content delivery network assets or capabilities and the fact that you mentioned that they do tend to in some cases operate their clients’ network operational center and how that changes your pitch or your capabilities and perhaps the deal sizes as well?

K. Isaza Tuzman	Sure. I don’t want to hog the microphone. The CDN is obviously an area that I’ve been exposed to and managed over time. We have made no secret of the fact that we have a long-term Akamai contract that is not favorable that we inherited and that we are looking forward to moving out of. I think that’s true in a lot of companies in the market, so we’re certainly not alone in that respect.

The CDN capabilities that came with the Visual Connection deal is really a bonus. It was not a primary driver for us doing this acquisition, but it helps us save on the cost side of the equation. It is something that we are going to use, certainly starting in Europe and the Middle East. And the next place where we may apply that would be Latin America and then eventually in the U.S. and East Asia.

The reason why that’s the geographical order of implementation is that as many of you know, Akamai streaming services are not really useful in those territories or not as useful in those territories anyway, whereas in the U.S., it’s a fairly useful streaming service. So that’s the way we’ll probably start that phase-in. I would let Gavin correct me on this, but we’re hopeful that within a quarter or two at the most, we’re able to effectively phase out of that Akamai relationship in large part.

G. Campion	We certainly want to phase out of the cost structure of the Akamai relationship, absolutely.

R. Fetyko	Are you using Akamai in some of the overseas streaming or content delivery?

K. Isaza Tuzman	Akamai is not particularly useful in some of the geographies we work in. I don’t mean to get too much onto a tangent, I’ll leave it at that. There are areas where it’s even sometimes better to use the open Internet, frankly. So we’re already using different solutions. We’re very pleased with the Pando partnership. We’re looking at some grid networking options as well, but we’re a pretty experienced team with respect to managing hybrid CDN environments. And we’re really already in a hybrid CDN environment, Richard, and I think this acquisition helps us move more towards the proprietary end of that spectrum…..

R. Fetyko	Okay, so that presumably over time when you migrate to your own CDN that improves your gross margins. And then secondly, what are the average deal sizes for the 16 deals, Gavin, that you mentioned in the last few weeks or last three months? What was the average range of deals for those 16 deals? Is the average deal that Visual has experienced larger or lower than that?

G. Campion	I think that’s a good question. We’re very pleased with the deals that we’re picking up, certainly in the last quarter—significant deals. We’re picking up better deals than we have previously. From an average revenue point of view, I’m flipping through the list…We’re looking at $500,000 to million dollar deals. We have some smaller ones as well. But ….we should be able to develop beyond the million dollar mark. I think that talks to our model, that we don’t just implement this technology and take a license deal. We work with our clients as a strategic partner to grow their business, across a variety of IPTV applications. In that way, we take ownership of our destiny through affecting their revenue, if you like and it’s up to us to grow those clients from a revenue point of view.

I think within Visual Connection, they have very significant clients of that order of similar size and larger. Some of them are bigger and then we have quite a long tail of smaller clients there. I’m really quite excited about both because I think our extended services along the tail can really grow a good portion of those clients. That certainly focuses on our cross-selling with our services layer and our strategic services that we’re selling into that tail, but also within the bigger clients’ strategic services we can effectively cross-sell into a number of opportunities at the software layer there. Those cross-sells may take a little bit longer than working the tail, but I think there’s a couple of immediate opportunities.

I think in terms of core client size, certainly the size of the business that we’re in at the moment, coupled with typical Visual Connection size, is a pretty good fit.

R. Fetyko	Okay, that’s all I had, thanks.

Moderator:	Our next question comes from Matt McDougal with Saddle Asset Management. Please go ahead.

M. McDougal	I just want to know from which industry verticals do you expect the greatest levels of growth? I don’t think financial services is probably on a good path, but is it automotive? Is it going to be content/media? Where do you see it coming from?

G. Campion	We said at the start of this year…we said our industry category really just focuses on the media/entertainment and the publishing marketplace….which is the obvious place to start. We took the strategy of saying “well, anybody that uses traditional TV or uses video to effect consumer change in line with their business goals, should be able to use our Internet TV and mobile TV services”. We’re getting quite a bit of success with that and hit every vertical that we’ve wanted to...already in this eight, nine month period since we came into the company.

I think the real answer to that question is best viewed in some of the developing regions, where the medium goes far beyond media and publishing clients. Our higher margins seem to be coming out of innovative solutions/categories, such as the classified community, government and those type areas. So I’m pretty confident that we’re on the right track...as we go to these developing regions, it will still be a significant part of our business. And I think it’s a little bit early days, but proportionately those non-media verticals multiply our market opportunity by a factor of 10 or 20 by broadening our scope.

K. Isaza Tuzman	I would just add a couple of points. The angle of product area: I know it’s not the question that you asked, but I might be helpful. Another way to categorize our revenues would be thinking about traditional browser environments versus mobile or set-top box environments. And I think one of the positive trends that has taken place this year is a variegation of those revenue streams, which is coincidental with the same variegation within new media globally.

And so we’re doing higher marginal levels of growth in the non-browser area. We’re growing in all three categories, but our marginal rates of growth in mobile and IPTV set-top boxes are higher and we see that as a positive thing and spreading out our option. Again, mobile penetration is something that is clearly in a high growth phase for quite a long time in all markets, but particularly in these emerging markets.

The other point I would just make id around publicity, because sometimes that’s misleading with reference to a company’s commercial activity. The media clients tend to be a little more publicity-oriented around new deals. So you often see more press, if you’re adding a media client, because it’s coincidental with something that they want to get across in the market. You’re more likely to see a commercial press release driven by clients’ needs in the media segment than you are in the food, for example, or government sector, for a variety of reasons. But that shouldn’t be interpreted as an indicator with reference to the split of the business day-to-day, or the 16 new business wins that Gavin mentioned.

M. McDougal	Do you expect the mobile growth in the Americas to experience any impairment due to the high cost of video handsets in the economic environment?

K. Isaza Tuzman	That comment leads to a personal opinion, so I’ll say “I” instead of “we” in response on that. I think that video in the mobile context in the U.S. is impaired for a variety of reasons. That’s one of them. We would get way off-track on this call, but as some of you know, I’m an agitator on the point of truth-in-advertising and provisioning in general, both in the broadband world and the mobile world in the U.S., where you have problems where the connection quality and the service is better advertised, versus what people actually get—which creates a negative cycle in terms of consumer expectations and in terms of content provision that doesn’t exist in the same way in certain other markets where regulations on truth-in-advertising are tighter.

So we do not see a lot of mobile video growth in the U.S. We’re not planning on it. If it happens, that’s great. I think we’ll be well-positioned to capitalize on it, but we have our hands full with reference to mobile publishing opportunities in the more traditional, high-growth mobile rich media markets, like Asia and Middle East, Eastern Europe and even now Brazil, which is experiencing 3G growth.

M. McDougal	And one last point: so what exactly is the breakdown in revenue among Internet browser, mobile and set top box?

K. Isaza Tuzman	We’re not prepared on this call to answer that because we haven’t done that accounting. But as we said before, roughly speaking, we see our business right now as around 70% or so traditional browser-oriented and 30% or more touching on other areas. With Visual on a combined basis, that tilts it even further towards “other”, so I don’t know whether that makes it 50/50 or 60/40 or what…

Don’t quote us on those numbers. But I think the point is that we’re seeing expansion of, let’s call it, non-browser IP-based video deployments. We see that as an unquestionable positive because it just expands the audience and expands the numbers of deployments that we can pitch. And it’s a differentiator for us versus other companies, which I think are almost all, if not all, really focused on the browser.

Moderator	Our next question comes from David Mode, a private investor. Please go ahead.

D. Mode	Good afternoon, gentlemen. I hope you can hear me clearly. I’m also on a mobile connection. My main questions are around the balance sheet and some of the items, which I apologize if I missed in the early part. But if I break them down, the first thing I’d be interested in is understanding the ongoing or forward cash burn position, so it’s to know when you expect to be in a cash positive position. That would be the first question.

K. Isaza Tuzman	Sure, David. I did refer to this earlier. We are in an operating EBIT DA positive position. As all of you know, companies that are growing require cash because you have to finance you’re A/R amongst other things. We do not capitalize software development, so I want to make that clear, so our EBITDA numbers are pretty transparent. Operating EBITDA is not that different from cash. I think, historically we’ve had a quarter of a million dollar or something in that range on depreciation & amortization on a quarterly basis. That will change a little with Visual, but neither company capitalizes software expense, so we’re not hiding that from a cash perspective.

We have to be careful about forward-looking statements, David. But as I said earlier in the call, we are FCF, (free cash flow) focused and we’re looking at A/R facilities and other ways to manage our growth and looking at certainly a first quarter FCF positive target with a possibility that we’ll actually hit it in the fourth quarter.

Our cash burn is quite modest because we are operating at a positive operating profit basis. So again, we’re not going to give you an exact target, but we as a management team are not concerned about our cash levels or our cash burn generically speaking. We’re concerned always with respect to just the general discipline of day-to-day company management and we manage this as a real company that needs to run on its own fuel. So we’re not complacent, but we are not in a cash-strapped position as I’m sure you can interpolate from my comment and the $5 million cash position on a treasury basis that I mentioned earlier.

D. Mode	Okay, the next thing, and I may have misunderstood something here, but the next question was specifically about software and the client list. I noticed the capitalization or the increase in June in the balance sheet values of software and the customer list, which was what I wanted to understand. And in saying you don’t capitalize it…maybe you could make it clearer for me.

K. Isaza Tuzman	Sure, Robin will correct me if I’m wrong, but I’m virtually certain that comes from the Kamera acquisition. It’s simply an amalgamation of the assets resulting from that acquisition.

R. Smyth	Kamera as well as the balance of the Sputnik acquisition, for the client lists. When you do an acquisition, you note what the value of the company you’re acquiring has in assets and underlying assets. So we valued the acquisition software at that time; that was part of the acquisition valuation. On an ongoing basis, any expenditure on work on development of software is not capitalized.

D. Mode	Okay, thanks. Also as a potential private investor, how liquid are your shares? Do we have, like what’s the average trading volume or some sort of statistic to help me on that?

K. Isaza Tuzman	I would defer to the financial services, like Bloomberg and Yahoo!Finance to give you those exact numbers. I think we’re generically illiquid because we’re a small-cap company. As everyone knows, we’re in the $30 million market capitalization range—which obviously management feels given where we are financially is a very modest valuation. But in the context of being a small-capitalization company, I believe that we trade at average volume of somewhere between 150,000 and 200,000 shares a day. We would like to get that up, but that’s certainly relative to some of our peer set, a decent trading level.

As I think many on the call probably know, we would like to be fully NASDAQ-listed. We also understand, though, that financial results are what really drive value, so that’s where we’re focused. I think at some point, we will try and find a mechanism to be fully NASDAQ-listed and at some point, we’ll get better at meeting (and we are cognizant of ) the need to reach out to investors more and do road shows and so forth. And that’s something that I’ll do at least one once before the end of this quarter. And from a liquidity perspective, that’s the best we can do as management.

For avoidance of doubt, David, we have only one class of share, so it’s all common shares. There are no preferred securities or other securities traded elsewhere.

D. Mode	Okay, thank you very much and congratulations on lasting to the fourth day of MIPCOM. I’ve been to MIPCOM for a few days before, but I don’t think I could last that long. Thanks very much.

Moderator	Our next question comes from Mike Onghai with Ibis Management. Please go ahead.

M. Onghai	My question has to do with the competitive landscape. On a net basis, have you seen new competitors come up in the last months?

K. Isaza Tuzman	Gavin and I both do quite a bit of business development in the field. I’ve seen the disappearance of some competitors. I don’t know about whether they’ve actually left the marketplace or that they’re more inward focused working on financing or other matters. I’ve not seen any new major entrants. I think some of the U.S.-based IP video players that have talked about being international, we have not yet seen that really happen in the field. Gavin, I’m not sure what your experience is…

G. Campion	I certainly haven’t seen any kind of enterprise-level companies that can deliver the solutions at the level that we do and targeting the size of companies that we are. I have focused a lot of time with smaller companies and communication agents around the world over recent weeks and seeing them trying to implement local, site-specific video solutions and struggling really to drive the monetization of it. I’ve been quite excited by that. In fact, I met with two of them just today to talk to them about our services and showing them how to do it property. I view it as a huge positive because people are recognizing that the demand for video online kind of exceeds the quality of supply and we’re trying to capitalize upon it and they’re building our category for us at quite a low level, but it’s satisfying that demand to a point—which allows us to pick up significantly more business off the back of them building our category.

But no, certainly not at the more enterprise level, I’d agree with Kaleil’s point. I think we’re the only company that I see that’s EBITDA positive that is growing and growing well out in our marketplace. And I think if anything, there’s a few competitors dropping off at the moment or consolidating and trying to protect their space.

M. Onghai	As far as the monetization of video ads, online video ads, are your customers seeing revenues on that business model? Are they starting to see momentum coming in over the last few months?

G. Campion	Yes, I’m very pleased to say that they are and have a stream of case studies where we’re helping them do that. That’s the key to our success, if you like, and the proof in the pudding of our business model. We have a number of our clients who when I first met them in perhaps February, March of this year were saying online video is “great”. Our customers are demanding it and demanding more and more and downloading more video. It just means I’m losing more and more money. They had a bit of a problem.

We’ve worked with those clients in implementing better advertising solutions. Then we put analytics behind that demonstrate the value that we create. We put better branding inside the players and sites to demonstrate the value within that target market and the change that can be had. We’ve taken that out to the media marketplace, typically through educating the media sales department of our clients—and had to really sell these capabilities, quite new capabilities in some cases to advertise around video online and to demonstrate the value that we create.

We’ve seen great examples within big, global companies, global clients of ours where not only have we improved the number of steams, the number of downloads, and the number of customers using video through a bit of promotion, but we’ve also been able to increase the media capacity for a client. We’ve also seen increased CPM, not just increased revenue, and we’ve been able to demonstrate far better targeting and the like, so that they can actually increase the CPM around their advertising.

And it’s really great to hear my team hear clients saying, “Okay, well now I’m making money out of it”. Usually through advertising. Or clients say, “How can I drive the traffic now? How can I really drive this forward?” I believe as I’ve said on these calls before, that’s our responsibility: to work with our clients to get them ROI positive. And that’s the only way we’re going to grow our category.

I think some of our competitors are still in the lowest-cost provider type mode, which ultimately will commoditize the service they provide and pull our marketplace down. I think our integrated, monetization model is the way to go.

M. Onghai	Great. So your clients are seeing a sustainable business model now with the video online through ads, right, advertising.

G. Campion	That is right. Your advertising, your subscriptions, your sponsorshis, whatever the means may be, that’s right. We’ll never be satisfied with that and we continue to work and drive forward with our clients. In fact, we’re often introduced to new advertising models through metrics and analytics with our clients. Not only are we working with our clients and their media sales teams, we’re also educating our marketplace with a more macro level. We’re meeting regularly with the multinational media companies as an example. We’re such a small part of the marketing budget today—online video compared to the consumer usage. I’m working with them on understanding that end and if you will, implementing a push and pull strategy to open up their eyes and talk to the value that online video advertising brings.

M. Onghai	With respect to the announcement you guys made a couple of days ago with an IPTV set-top box contract, I believe it’s in the United States, how should we model in terms of the revenues from that contract? Is that going to be a meaningful amount? First of all, is it subscription-based model and is it a per subscriber billing model?

K. Isaza Tuzman	Sure, I think you’re referring to the ethnic IPTV set-top box launch with a couple of top ethic programming distributors that are in kind of a soft launch mode at the moment. In the standard contract, Michael, we have a base fee that we charge for the platform and we then charge ongoing monthly fees, based on the licensing of the platform on a per user basis with a minimum. So the model is very much like the software-as-a-service model that we built on the Internet side. I obviously can’t give you the exact numbers in the contract for confidentiality reasons, but it’s a sizable contract. And if we announce something in the market, you can pretty much bet that it’s a sizable contract in terms of its potential financial impact. I think that the range that Gavin gave before in terms of type and size of contracts that we’re selling on a minimum basis these days is accurate.

Operator, I’m just aware of the time here. I think we have time for one more question.

Moderator	Our next question comes from the line Steve Maiden from Maden Capital. Please go ahead.

S. Maiden	Congrats on everything you’re doing. It sounds great. I just wanted to check in on the thought of a reverse split. I know you guys mentioned that on a previous call and in the NASDAQ listing, you touched upon briefly. I just wanted to hear your thoughts on all that.

K. Isaza Tuzman	Yes, what a touchstone this topic is. We have some shareholders that are very positive. And then when you look at the regressions on reverse splits, and you take out the companies that actually go out of business (which presumably go out of business no matter how many splits they’ve done), and you take out some of these FDA-approval, binary kind of biotech companies, reverse splits are actually a positive thing for companies generally speaking. And then you have others who say reverse splits don’t work.

I think what people are missing, and I think we agree in this, Steve, is that this is not a smoke-and-mirrors reverse split where you’re doing it in order to maintain a listing. You’re not doing it in order to get a financing done. We’re not doing a financing. We’re not trying to maintain a listing. We’re already on the bulletin board. We feel like we’re putting up good numbers and we’re managing growth. And so our reason for doing a reverse split if we do it, as we stated in the press release, is related to some of our shareholders who would be able to interact with their brokers in ways that you can’t when you’re on the bulletin board. Commercially speaking, in our RFPs we would like to be able to respond as a NASDAQ company, as opposed to an OTCBB company. I think that would help and that’s probably the most cogent reason.

And then also just the visibility that can come from it and certainly from a financial perspective, we’re well past any threshold for a listing. We’re doing $40+million of revenue on a run-rate basis and we’re in a position to be a NASDAQ small cap listing.

The timing of it wouldn’t have been right away, I think, in the context of not being too busy on other things. It wasn’t the right time to do it to date. I think we’d like to a quarter or two of results behind us that would make people feel comfortable that we’re doing it for all the right reasons. It’s not something that we feel is an imperative. We reserve the right to change our minds if for whatever reason, we think it’s the right time to do it sooner. But I think it’s something that as we said on the last call is something that’s probably a more robust discussion in the first quarter of next year. And maybe once a little bit of this noise in the capital markets has at least settled out a little bit—even if it’s not positive, it may be less volatile at that point.

We’re always open to suggestions on this point by the way. I said it on the last call and I’m happy to receive investor calls or e-mails with their perspective on it. Earlier this year as you may recall, we had put forth a plan to get rid of our toxic, blank-check preferred class, which we did. The plan that we put out there, investors didn’t like, so we changed the plan and went with a plan that I know investors liked better. So we’re open-minded on these things and we know who we work for: the investors.

S. Maiden	Yes, you know my standpoint on that: it is certainly positive in terms of doing the reverse split as it can add…get your stock over $5.00…gets it into a different bracket, a different investor base will look at it versus those that look at $0.25—and that’s the institutional investor, and hopefully that audience grows over time. It certainly will if you continue executing as you have.

I wonder, just high-level question, can you talk about just the margins and the scalability going forward, now that you sort of gotten into this business, gotten your hands dirty in the last nine months and you’ve made a few acquisitions. What does that look like going forward, just a high-level? It’s exciting you’re getting EBITDA positive and hopefully free cash flow positive soon. How should we think about how the business can scale going forward in the next few years?

K. Isaza Tuzman	Well, they’re slightly different questions and if you don’t mind, I’m probably going to make this the last question just timing-wise. But I’ll be happy to address others offline. On the scalability side, our business is much more scalable today in our view, given our global footprint and given the breadth of products and services and the ability to deploy larger products. When we took over ROO in early January, as Robin would attest, it was a big sale to make $100,000 sale for a client. And today, it’s kind of a yawner if you’re coming in with a quarter of a million or a $400,000 annual sale even. So we’re certainly more scalable as an organization. That’s an easier question to answer.

The other one is a more negative answer. In the context of the strategic choices that we made in growing the business, our gross margin has gone down a little bit. Now the good news is, it’s still way higher than people thought it was because we had this bizarre reporting scheme where it was very difficult to interpolate those margins. So we had this situation in the first quarter, people thought we had negative gross margins when, in fact, we had true gross margins of probably 65%-70%. But to have that go down to 50% or 60% or what have you, at least temporally before we’re able to get through realizing of synergies and rationalizing the business over time, I don’t think is a terrible thing if it give us greater exposure to top-line growth and ultimately cash generation—which is the ultimate goal of the business.

But I think to be fair, given the nature of the acquisitions that we’ve made, which brings us more into more kind of the “screwdriver” side, as we would call it on the IP-video depth charts—the margins in some of those areas are lower. So the blend brings it a little bit lower. I don’t know what that end number is, though. We’re working through that. And certainly the fourth quarter will be the first quarter where there’s greater visibility on that point to investors.

But we really do manage to cash. We manage to free cash flow. We’re not ignorant of gross margins and we’re certainly very attentive to scalability. We manage to EBITDA, margin and free cash flow, more than top-line growth or gross margins.

Once again, we are open for business 24 hours per day because we work on different time zones in parts of the world. My e-mail address is kaleil@kitd.com. And Gavin’s is gavin@kitd.com and Robin’s is robin@kitd.com, we’re very responsive. Thank you for your time. Operator, I think that brings our call to conclusion.

Moderator	Ladies and gentlemen, this conference will be available for replay at 1:30 p.m. eastern standard time today through October 31, 2008 at midnight eastern standard time. You may access the AT&T Executive Replay system at anytime by dialing +1-800-475-6701 and entering the access code of 964890. International participants may dial +1-320-365-3844.

That does conclude our conference for today and thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.